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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Nowakowski                    Susan                     R.
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   (Last)                            (First)              (Middle)

     c/o AMN Healthcare Services, Inc.
     12235 El Camino Real, Suite 200
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                                    (Street)

     San Diego                       CA                       92130
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     11/12/2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     AMN Healthcare Services, Inc. ("AHS")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     CHIEF OPERATING OFFICER AND SECRETARY
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     11/13/2001
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                  SEC 1473(3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Option    (1)        11/19/2009      Common Stock, par      339,350        $3.80              D
(right to buy)                                      value $0.01 per share
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Employee Stock Option    (2)        12/31/2009      Common Stock, par      202,006        $3.80              D
(right to buy)                                      value $0.01 per share
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Employee Stock Option    (3)        12/31/2009      Common Stock, par      119,445        $6.68              D
(right to buy)                                      value $0.01 per share
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Explanation of Responses:

(1) Options to purchase 84,837.5 shares become exercisable on December 31, 2001, options to purchase 84,837.5 shares become exercisable on May 14, 2002, options to purchase 84,837.5 shares become exercisable on December 31, 2002 and options to purchase 84,837.5 shares become exercisable on December 31, 2003.

(2) Options to purchase 50,501.5 shares become exercisable on December 31, 2001, options to purchase 50,501.5 shares become exercisable on May 14, 2002, options to purchase 50,501.5 shares become exercisable on December 31, 2002 and options to purchase 50,501.5 shares become exercisable on December 31, 2003.

(3) Options to purchase 29,861.25 shares become exercisable on May 14, 2002, options to purchase 29,861.25 shares become exercisable on December 31, 2002, options to purchase 29,861.25 shares become exercisable on December 31, 2003 and option to purchae 29,861.25 shares become exercisable on December 31, 2004.


/s/ Susan R. Nowakowski                                   November 15, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                    Date
        Name:  Susan R. Nowakowski

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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